Exhibit 10.1

Execution Version

$500,000,000

364- DAY TERM LOAN CREDIT AGREEMENT

dated as of

February 21, 2025

among

EQUITABLE HOLDINGS, INC.,

as the Company,

the BANKS from time to time party hereto

BARCLAYS BANK PLC,

as Administrative Agent,

and

BARCLAYS BANK PLC,

as Sole Lead Arranger and Bookrunner

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Assignment and Assumption

SCHEDULES

Schedule I	Commitments
Schedule III	Material Subsidiaries
Schedule IV	Hybrid Instruments
Schedule V	Debt

1

364-DAY TERM LOAN CREDIT AGREEMENT dated as of February 21, 2025 among EQUITABLE HOLDINGS, INC., a Delaware corporation, the BANKS from time to time party hereto and BARCLAYS BANK PLC, as Administrative Agent.

The Company has requested that the Banks make a 364-day term loan to it in an aggregate principal amount not exceeding $500,000,000 and the Banks are prepared to make such term loans upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. The following terms, as used herein, have the following meanings:

“AB Entities” means AllianceBernstein Corporation, AllianceBernstein Holding L. P., AllianceBernstein L. P., and any of their subsidiaries.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan to be made by a Bank pursuant to Section 2.04 as an ABR Loan in accordance with the applicable Notice of Borrowing or Article VIII.

“Adjusted Consolidated Net Worth” means, at any date, without duplication, the sum of (a) the consolidated shareholders’ equity, determined in accordance with GAAP, of the Company and its Consolidated Subsidiaries, plus (b) the aggregate Hybrid Instrument Amount plus (c) the VA Adjustment Amount; provided that, in determining such Adjusted Consolidated Net Worth, there shall be excluded (i) any “Accumulated Other Comprehensive Income (Loss)” shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, (ii) the effect of any election under the fair value option in FASB ASC 825 permitting a Person to measure its financial assets or liabilities at the fair value thereof, and the related tax impact and (iii) all noncontrolling interests (as determined in accordance with Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”) shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10% per annum.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10% per annum.

“Administrative Agent” means Barclays, in its capacity as agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this 364-Day Term Loan Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided further that if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.09(e) (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.09(e)(ii)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” has the meaning set forth in Section 4.17.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.17.

“Applicable Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Applicable Lending Office for purposes hereof by notice to the Company and the Administrative Agent.

“Applicable Commitment Fee Rate”, and “Applicable Margin” means, for any day, with respect to the Commitment Fees payable hereunder or with respect to the interest margin on any ABR Loan or Term Benchmark Loan, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee Rate”, “Applicable Margin (ABR Loans)” or “Applicable Margin (Term Benchmark Loans)”, respectively, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (S&P/ Moody’s)	Applicable Commitment Fee Rate	Applicable Margin (Term Benchmark Loans)	Applicable Margin (ABR Loans)
Category 1	≥ A+ / A1	0.075%	0.875%	0.000%
Category 2	A / A2	0.100%	1.000%	0.000%
Category 3	A- / A3	0.125%	1.125%	0.125%
Category 4	BBB+ / Baa1	0.150%	1.250%	0.250%
Category 5	BBB / Baa2	0.175%	1.500%	0.500%
Category 6	≤ BBB- / Baa3	0.200%	1.750%	0.750%

For purposes of the foregoing, (a) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are one Category apart, the Applicable Commitment Fee Rate and the Applicable Margin shall be determined by reference to the Category of the higher of the two ratings; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are more than one Category apart, the Applicable Commitment Fee Rate and the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Commitment Fee Rate and the Applicable Margin shall be determined by reference to the Category of such rating; (d) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the second to last sentence of this definition), then the applicable rating shall be determined by reference to Category 6, and (e) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt (or, if applicable at such time, the corporate family rating) shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Banks pursuant to Section 5.01 or otherwise. Each change in the Applicable Commitment Fee Rate and the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate and the Applicable Margin shall be determined by reference to the rating of Moody’s and/or S&P, as the case may be, most recently in effect prior to such change or cessation. References herein to “Applicable Margin” shall refer to the Applicable Margin for the relevant Type of Loan, as applicable.

“Applicable Percentage” means, with respect to any Bank at any time, the percentage of the Term Loan Facility represented by, as applicable, (a) at any time during the Availability Period but prior to the Funding Date, such Bank’s undrawn Commitment at such time and (b) thereafter, the principal amount of such Bank’s Term Loan at such time, provided that in the case of Section 2.17 when a Defaulting Bank shall exist, “Applicable Percentage” shall mean the percentage of the total principal amount of the Term Loan (and undrawn Commitments, if any) (disregarding the principal amount of any Defaulting Bank’s portion of the Term Loan and undrawn Commitment) represented by such Bank’s portion of the principal amount of the Term Loan (and undrawn Commitments, if any).

“Assignee” has the meaning set forth in Section 10.06(c).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Bank, an entity that administers or manages a Bank, or an Affiliate of either.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to and including, the Availability Termination Date.

“Availability Termination Date” means the earlier of (x) the Tender Offer Effective Date and (y) April 24, 2025, or if earlier, the date of termination in whole of the Commitments pursuant to Section 2.11.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (v) of Section 2.09(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means each Person listed under the caption “Banks” on the signature pages hereof, and each other Person that shall become a party hereto as a Bank pursuant to an Assignment and Assumption or other instrument executed hereunder (other than any such Person that ceases to be a Bank by means of assignment pursuant to this Agreement), together with its successors.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, rehabilitation or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental body, agency or official or instrumentality thereof as long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental body, agency or official or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC.

“Benchmark” means, initially, with respect to any (i) RFR Loan, Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (ii) of Section 2.09(e).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Adjusted Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.09(e) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.09(e).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in relation to RFR Loans or Term Benchmark Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan or Term Benchmark Loan, or any other dealings of such RFR Loan or Term Benchmark Loan, any such day that is only a U.S. Government Securities Business Day.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Change of Control” means any event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 35% or more of the outstanding shares of common stock of the Company.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commitment” means, with respect to any Bank, its obligation to make the Term Loan to the Company pursuant to Section 2.04 in an aggregate principal amount not to exceed the amount set forth opposite Bank’s name on Schedule I hereto (reflecting the Commitments on the date hereof) or in the Assignment and Assumption or other instrument executed and delivered hereunder pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to this Agreement, including, without limitation, reductions pursuant to Section 2.04 and 2.11(c). The aggregate amount of the Banks’ Commitments is $500,000,000 as of the date hereof. The Commitments of the Banks are several and not joint and no Bank shall be responsible for any other Bank’s failure to make the Term Loan hereunder.

“Commitment Fee” has the meaning set forth in Section 2.10(a).

“Company” means Equitable Holdings, Inc., a Delaware corporation, and its successors.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date; provided that, for purposes of Sections 4.04(a) and (b) and 5.01, the term “Consolidated Subsidiary” shall include each of the AB Entities and the

Investment Entities to the extent the accounts of such entity are required to be (and are) consolidated with those of the Company in its consolidated financial statements in accordance with GAAP; provided further that, solely for purposes of the calculation of Adjusted Consolidated Net Worth and Consolidated Total Indebtedness (including the Non-Operating Indebtedness included in such calculation), the term “Consolidated Subsidiary” shall include each of the AB Entities to the extent the accounts of such entity are required to be consolidated with those of the Company in the consolidated financial statements of the Company in accordance with GAAP but only to the extent of the Company’s direct or indirect proportional ownership of the AB Entities.

“Consolidated Total Capitalization” means, at any date, for the Company and its Consolidated Subsidiaries, the sum of, without duplication, (i) Consolidated Total Indebtedness plus (ii) Adjusted Consolidated Net Worth.

“Consolidated Total Indebtedness” means, at any date, for the Company and its Consolidated Subsidiaries, the sum of, without duplication, (i) the aggregate amount of all Non-Operating Indebtedness plus (ii) the aggregate amount of all Disqualified Capital Stock and Hybrid Instruments of such Person to the extent such amount would not be included in the determination of Adjusted Consolidated Net Worth.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” means (a) this Agreement, (b) the Notes, and (c) the Fee Letter.

“Credit Party” means the Administrative Agent or any Bank.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) all Debt of others Guaranteed by such Person, and (h) all obligations of such Person in respect of

Disqualified Capital Stock (and, for the avoidance of doubt, Debt shall include Hybrid Instruments); provided that the definition of “Debt” does not include any obligations of such Person (x) under repurchase or reverse repurchase agreements to repurchase or resell (as applicable) securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (y) to return collateral pledged in respect of or in connection with the loan of such securities.

“Debt Incurrence” means any incurrence of Debt by the Company or any of its Subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (a) Debt owed by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, (b) Debt incurred under the Existing Revolving Credit Agreement in an aggregate amount up to $1,500,000,000, (c) any commercial paper financings, purchase money indebtedness and any borrowings under working capital, liquidity, letter of credit or overdraft facilities, in each case, in the ordinary course of business of the Company and its Subsidiaries, (d) any trade or customer finance-related financing in the ordinary course of business of the Company or any of its Subsidiaries, (e) Debt incurred by the Company in an aggregate amount up to $500,000,000 to refinance the existing fixed-rate reset preferred stock, callable on September 15, 2025, (f) the refinancing of other Debt existing on the Effective Date maturing within 12 months of the date of such refinancing, in each case, that does not increase the aggregate principal amount thereof (plus accrued unpaid interest and premium thereon and underwriting discounts, fees, commissions and expenses), (g) Debt incurred under any commercial credit card, merchant card services, credit or debit cards, stored value cards or purchase cards, in each case, in the ordinary course of business of the Company and its Subsidiaries, (h) Operating Indebtedness, (i) funding agreement issuances, including funding agreement backed notes, securities or commercial paper issuances, in each case, in the ordinary course of business and (j) the Term Loan.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of the Term Loan or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement will not be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund the Term Loan under this Agreement, provided that such

Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt by the Administrative Agent or the Company of such certification in form and substance satisfactory to the Administrative Agent and the Company, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Derivative Financial Products” of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

“Disqualified Capital Stock” means that portion of any Capital Stock (other than Capital Stock that is solely redeemable, or at the election of the issuer thereof (not subject to any condition), may be redeemed, with Capital Stock that is not Disqualified Capital Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, on or prior to 180 days after the first anniversary of the Maturity Date.

“Disqualified Institution” means each of the (a) certain banks, financial institutions and other institutional lenders and Persons identified to the Administrative Agent in writing on or prior to the date hereof, (b) bona fide competitors of the Company and its Subsidiaries identified in writing by the Company to the Administrative Agent at dqlist@barclays.com from time to time, (c) those Persons primarily engaged in private equity, venture capital or mezzanine or distressed lending and identified in writing by the Company to the Administrative Agent at dqlist@barclays.com from time to time and (d) Affiliates of the Persons or entities referred to in clauses (a) and (b) above to the extent clearly identifiable by name or identified in writing by the Company to the Administrative Agent at dqlist@barclays.com from time to time; provided that notwithstanding anything herein to the contrary, in no event shall any supplement to the list of Disqualified Institutions apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted by this Agreement, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations; provided, further, that no supplement to such list shall be effective until the third Business Day following the Administrative Agent’s receipt of such supplement in writing; provided, further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with a competitor or its controlling owner shall be deemed not to be a competitor of the Company or any of its Subsidiaries. The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time on IntraLinks, Syndtrak, ClearPar or other similar information transmission systems, including that portion of such systems that are designated for “public side” Banks and/or (B) provide such list to each Bank requesting the same.

“Dividing Person” has the meaning set forth in the definition of “Division.”

“Division” means the division of assets, liabilities, and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and the sign “$” means lawful money in the United States of America.

“Early Termination” has the meaning set forth in the definition of “Material Unpaid Derivative Product Indebtedness.”

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.02 (or waived in accordance with this Agreement).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Issuance” means, with respect to any Person, (a) any issuance or sale by such Person of (i) any Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock (other than any warrants or options issued to directors, officers or employees of such Person in their capacity as such and any Capital Stock issued upon the exercise thereof) or (iii) any other security or instrument representing Capital Stock (or the right to obtain any Capital Stock) in such Person, whether pursuant to a public offering or in a Rule 144A or other private placement or (b)

the receipt by such Person of any contribution to its capital (whether or not evidenced by any equity security) by any other Person; provided that Equity Issuance shall not include, (x) with respect to any Subsidiary of the Company, any such issuance or sale by such Subsidiary to the Company or another Subsidiary or any capital contribution by the Company or another Subsidiary to such Subsidiary and (y) with respect to any Investment Entity or AB Entity, any such issuance or sale by such Person to the Company or a Subsidiary or any capital contribution by the Company or a Subsidiary to such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of June 24, 2021, among the Company, the Subsidiary Guarantors party thereto, the banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated or modified from time to time.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Fee Letter” means that certain 364-Day Administrative Agent Fee Letter dated the date hereof, between the Company and the Administrative Agent, as amended and in effect from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or other senior financial officer of the Company, in each case, to the extent duly authorized to deliver certifications hereunder.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Term SOFR Rate and Daily Simple SOFR is 0.00%.

“Funding Date” means each Business Day on which the conditions in Section 3.01 shall have been satisfied and the Term Loan is funded in accordance with Section 2.04.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hybrid Instruments” means Securities (as defined below) that are given at least some equity credit by S&P or Moody’s (and as to which, in the case of any Hybrid Instrument issued after the Effective Date, the Company shall have provided evidence of such equity credit to the Administrative Agent), provided that the term “Hybrid Instruments” shall exclude any Securities to the extent recorded in the shareholder’s equity section of the consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the SEC. As used herein “Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificate, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Hybrid Instrument Amount” means, with respect to any Hybrid Instruments, the principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Instrument that is accorded equity credit treatment by S&P and/or Moody’s at the time of issuance thereof; provided that, (i) in the case such Hybrid Instruments are given equity credit by both S&P and Moody’s, the higher of the two amounts shall apply, (ii) the equity credit treatment given by S&P and Moody’s to any Hybrid Instrument at the time of issuance shall be deemed to apply to such Hybrid Instrument to the extent such Hybrid Instrument remains outstanding, irrespective of any change in the equity credit treatment given by either such rating agency to such Hybrid Instrument at any time after the date of issuance (it being agreed, for avoidance of doubt, that any change in the amount or percentage of the equity credit given to such Hybrid Instrument that is contemplated in the equity credit treatment given to such Hybrid Instrument as of the date of issuance (including, without limitation, any such change resulting from the life to maturity of such Hybrid Instrument or the amount of all such Hybrid Instruments as a percentage of total adjusted capital (as determined by S&P or Moody’s)) shall continue to be given effect after the date of issuance in determining the Hybrid Instrument Amount), unless such change results from an amendment or modification to such Hybrid Instrument, and (iii) the Hybrid Instrument Amount that is included in the determination of Adjusted Consolidated Net Worth shall not, at any time, exceed 15% of Consolidated Total Capitalization.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insurance Subsidiary” means any Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.05(b).

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending one, three or six months (or such other time period to which all of the Banks have consented) thereafter (in all cases, subject to the availability for the Benchmark applicable to the Term Loan), as the Company may elect in the applicable Notice of Borrowing or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.09(e)(v) shall be available for specification in such Notice of Borrowing or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the Funding Date and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Entity” means a joint venture, partnership, limited liability company or other Person that is not wholly-owned by the Company or any of its Subsidiaries, in respect of which none of the Company or any of its Subsidiaries directly or indirectly exercises or has the contractual right (pursuant to the terms of the relevant joint venture agreement, partnership agreement, operating agreement or limited liability company agreement or similar agreement) to exercise day-to-day management or control over the business or affairs of such Person (provided, that the Company or its Subsidiaries shall not be considered to have control solely as a result of having a veto or consent right over certain material actions or decisions, including, without limitation, the incurrence of indebtedness or other obligations or the entry into certain other material transactions).

“Investor Presentation” means the Company’s financial supplement filed with the SEC on February 5, 2025 in connection with the Company’s current report on Form 8-K with respect to the fiscal quarter and fiscal year ended December 31, 2024.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Margin Stock” has the meaning given to it in Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Company and its Consolidated Subsidiaries, taken as a whole or (b) the validity or enforceability of any of the Credit Documents or the material rights and remedies of the Banks under the Credit Documents.

“Material Subsidiary” means (a) any Subsidiary that has total assets (including, without limitation, Capital Stock of its Subsidiaries) in excess of 10% of the total assets of the Company and its Consolidated Subsidiaries (based upon and as of the date of the filing of the most recent consolidated balance sheet of the Company delivered pursuant to Section 4.04 or 5.01) and (b) any Subsidiary of the Company whose Subsidiaries include one or more Material Subsidiaries. In the event that the aggregate total assets of the Material Subsidiaries represents less than 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01), the Company shall promptly designate by written notice to the Administrative Agent an additional Subsidiary or Subsidiaries as Material Subsidiaries in order that, after such designation, the aggregate total assets of the Material Subsidiaries represent at least 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01).

“Material Unpaid Derivative Product Indebtedness” means, at any time, any obligations of the Company or any of its Material Subsidiaries then due and payable by the Company or any of its Material Subsidiaries in respect of one or more swap contracts (giving effect to any legally enforceable netting agreements) as a result of such swap contracts being terminated, accelerated or closed-out by the counter-party prior to the scheduled termination of such swap contracts (an “Early Termination”), where such Early Termination was the result of an event of default or other similar breach of such swap contracts attributable to the Company or any of its Material Subsidiaries.

“Maturity Date” means the date that is 364 days after the Funding Date; provided that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Modified Credit Agreement Adjusted Consolidated Net Worth Covenant” has the meaning set forth in Section 5.07(a).

“Modified Credit Agreement Leverage Ratio Covenant” has the meaning set forth in Section 5.07(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Proceeds” means, (I) with respect to any Equity Issuance or Debt Incurrence, the aggregate cash proceeds received in respect of such Equity Issuance or Debt Incurrence, as applicable, net of all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates of the Company) in connection therewith and (II) with respect to any event other than an event set forth in subclause (I) above (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Company or its Subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses incurred in connection with such event by the Company and its Subsidiaries paid to third parties (other than Affiliates of the Company), including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees, in each case, actually incurred in connection therewith, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction) of an asset, the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay Debt secured by such asset, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries, and the amount of any reserves established by the Company and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Company), provided that, if the Company or any of its Subsidiaries receive proceeds that would otherwise constitute Net Proceeds from any Reduction/Prepayment Event described in clause (c) of the definition of such term (other than, for the avoidance of doubt, any such proceeds from a RGA Reinsurance Transaction), the Company or such Subsidiary may use, or commit to use, any portion of such proceeds (the “Reinvestment Amount”) to acquire, construct, improve, upgrade or repair assets useful in the business of the Company or its Subsidiaries or to consummate any business acquisition, and in each case, the Reinvestment Amount shall not constitute Net Proceeds until, and except to the extent that (but shall then be deemed to have been received to such extent and shall constitute Net Proceeds and not be covered by this proviso), (A) not so used (or committed to be used) within the 270 -day period of receipt of such proceeds or (B) if committed to be used within such 270-day period, not so used within the maximum period contemplated in the relevant agreement for the consummation thereof, provided, further, that, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent that such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event and (iv) payments to retire any Debt (other than the Obligations) that is required to be repaid in connection with such event.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (a) requires the approval of each Bank or each affected Banks in accordance with the terms of Section 10.05 and (b) has been approved by the Required Banks.

“Non-Defaulting Banks” means any Bank that is not a Defaulting Bank.

“Non-Operating Indebtedness” of any Person means, at any date, all Debt (other than Operating Indebtedness) of such Person.

“Notes” means a promissory note or notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Term Loan made to it hereunder, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.05(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Credit Document or otherwise with respect to the Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or similar laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding

“Operating Indebtedness” of any Person means, at any date, without duplication, any Debt of such Person (a) in respect of or supporting (including any Guarantee of Debt in respect thereof) AXXX, XXX and other similar life reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support AXXX, XXX and other similar life reserves, (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Company and its Subsidiaries being called upon to make such principal and interest payments, (e) excluded entirely from financial leverage by both S&P and Moody’s in their evaluation of such person, (f) consisting of loans and other obligations owing to Federal Home Loan Banks, or (g) (i) incurred by or on behalf of collateralized loan obligation investment vehicles managed by AB Broadly Syndicated Loan Manager LLC, including as a part of customary warehouse financing, or (ii) incurred by Investment Entities, in the case of each of (i) and (ii), for which there is no recourse to the Company and its Subsidiaries.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Ownership Interests” has the meaning set forth in Section 5.08.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.06(b).

“Participant Register” has the meaning set forth in Section 10.06(b).

“Patriot Act” has the meaning set forth in Section 4.17.

“Payment” has the meaning set forth in Section 7.12.

“Payment Account” means an account designated by the Administrative Agent in a notice to the Company and the Banks to which payments hereunder are to be made.

“Payment Notice” has the meaning set forth in Section 7.12.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.

“Reduction/Prepayment Events” means:

(a)	any Debt Incurrence;

(b)	any Equity Issuance by the Company other than pursuant to the exercise of stock options held by officers, directors, employees, or consultants of the Company or any of its Subsidiaries;

(c)

any sale, transfer or other disposition of assets (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Company or any Subsidiary (including any issuance or sale of Capital Stock in any Subsidiary of the Company to a Person other than the Company or any of its Subsidiaries) but excluding (i) any disposition of assets in the ordinary course of business of the Company or any Subsidiary (including any sale of Capital Stock in any Subsidiary in the ordinary course of business), (ii) any disposition of inventory, used or surplus equipment, and cash or cash equivalents, (iii) any disposition of assets that individually results in Net Proceeds to the Company of $50,000,000 or less, (iv) any disposition of assets to the Company or any Subsidiary of the Company or (v) any event that gives rise to the receipt by the Company of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property; and

(d)

the occurrence of both (i) the RGA Reinsurance Transaction and (ii) the receipt of applicable regulatory approval for distribution of all or part of the Net Proceeds thereof as a dividend or other distribution to the Company.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 2.07(b).

“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933, as amended from time to time, and as interpreted by the SEC.

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time.

“Reinvestment Amount” has the meaning set forth in the definition of “Net Proceeds”.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR, as applicable.

“Required Banks” means, as of any date of determination, Banks holding more than 50% of the Term Loan Facility at such time; provided that the portion of the Term Loan Facility held by any Defaulting Bank shall be excluded for the purposes of making a determination of Required Banks.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Adjusted Daily Simple SOFR.

“RGA Reinsurance Transaction” means the entering into of a master transaction agreement with Reinsurance Group of America (“RGA”) pursuant to which and subject to the terms and conditions set forth therein, RGA would enter into reinsurance agreements, as reinsurer, with Equitable Financial Life insurance Company, Equitable Financial Life Insurance Company of America and Equitable Financial Life and Annuity Company, each as a ceding company.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or its Subsidiary of real or personal property that has been or is to be sold or transferred by the Company or the applicable Subsidiary to such Person, including any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or the applicable Subsidiary.

“Sanctions” has the meaning set forth in Section 4.17.

“Sanctions Laws” has the meaning set forth in Section 4.17.

“SEC” means Securities and Exchange Commission or any governmental body, agency or official succeeding to its principal functions.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sole Lead Arranger” means Barclays Bank PLC, in its capacity as sole lead arranger of the Term Loan Facility.

“S&P” means Standard and Poor’s Ratings Services.

“Statutory Statement” means a statement of the condition and affairs of an Insurance Subsidiary, prepared in accordance with accounting procedures and practices prescribed or permitted by an applicable insurance regulatory authority or the NAIC, as modified in accordance with permitted practices approved by an applicable insurance regulatory authority, and filed with an applicable insurance regulatory authority or the NAIC.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, but excluding: (i) the AB Entities and (ii) the Investment Entities.

“Tender Offer” means that certain tender offer to be commenced by the Company on or about the date hereof pursuant to a filing to be made with the SEC under the Securities Exchange Act of 1934 for the acquisition of a certain amount of units of AlllianceBernstein Holding L.P. not currently owned by the Company.

“Tender Offer Effective Date” means the date on which the offer period (as it may be extended to not later than April 24, 2025) for the Tender Offer shall have expired and the Company shall have accepted all outstanding Capital Stock validly tendered pursuant to the terms thereof.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Loan” means an ABR Loan or a Term Benchmark Loan and “Term Loans” means ABR Loans or Term Benchmark Loans or any combination of the foregoing.

“Term Loan Facility” means (a) at any time during the Availability Period but prior to the Funding Date, the aggregate amount of Commitments of all Banks at such time and (b) thereafter, the aggregate outstanding principal amount of the Term Loans of all Banks at such time.

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars, the rate per annum published by the CME Term SOFR Administrator as the forward-looking rate based on SOFR with a tenor comparable to the applicable Interest Period; provided that if the Term SOFR Reference Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Transactions” means (a) the execution, delivery and performance by the Company of this Agreement and the other Credit Documents, (b) the borrowing of the Term Loan and the use of proceeds thereof, and (c) the payment of fees and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“VA Adjustment Amount” means, at any date, an amount equal to the GMxB accounting asymmetry portion of the “Variable annuity product features” adjustments set forth under “Non-GAAP Operating Earnings” in the Investor Presentation for the fiscal quarter ended December 31, 2024 plus such amount for each subsequent fiscal quarter (i) for which financial statements have been delivered to the Banks in accordance with Section 5.01 and (ii) where the calculation of such amount has been publicly reported by the Company pursuant to Section 5.01(c)(ii), on a cumulative basis and without duplication; provided that such adjustments shall be determined in a manner substantially consistent with past practice as reflected in the calculation for the fiscal quarter ended December 31, 2024 set forth in the Investor Presentation. The VA Adjustment Amount may be a positive value (in which case it shall increase Adjusted Consolidated Net Worth) or negative value (in which case it shall reduce Adjusted Consolidated Net Worth) or zero.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Accounting Terms and Determinations.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements or statutory statements, as of the Effective Date, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any requirement set forth in any Credit Document, and either the Company or the Required Banks shall so request, the Administrative Agent, the Banks and the Company shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP

(subject to the approval of the Required Banks); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

SECTION 1.03 Types of Borrowings. The term “Borrowing” denotes the Term Loan that is made to the Company on the Funding Date pursuant to Section 2.04, or converted or continued pursuant to Section 2.05(b), on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of the Term Loan comprising such Borrowing (e.g., a “Term Benchmark Borrowing” is a Borrowing comprised of Term Benchmark Loans).

SECTION 1.04 Interest Rates; Benchmark Notification.

The interest rate on the Term Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.09(e)(ii) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05 Classification of Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or a “RFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”).

ARTICLE II

THE CREDITS

SECTION 2.01 [Reserved].

SECTION 2.02 [Reserved].

SECTION 2.03 [Reserved].

SECTION 2.04 Term Loans. On the Funding Date, which may occur at any time during the Availability Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Company in a single drawing pursuant to this Section 2.04 in an aggregate principal amount not to exceed such Bank’s Commitment as in effect immediately prior to the making of such Term Loan. Once prepaid or repaid, the Term Loan under this Agreement may not be reborrowed. Any amounts borrowed under this Section 2.04 shall be borrowed on a single installment on the Funding Date.

SECTION 2.05 Notice of Borrowings; Interest Elections.

(a) The Company shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 11:00 a.m. (New York City time) on (x) the date of an ABR Borrowing by the Company and (y) one Business Day before the date of a Term Benchmark Borrowing by the Company, specifying:

(i) the date of each Borrowing Date, which shall be a Business Day (and, with respect of the Term Loan to be made on the Funding Date, shall only be made during the Availability Period),

(ii) the aggregate amount (in Dollars) of such Borrowing,

(iii) whether the Loans comprising such Borrowing are to be ABR Loans or Term Benchmark Loans,

(iv) in the case of a Term Benchmark Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v) with respect to the Borrowing to be made on the Funding Date, certifying that all other conditions in Section 3.01(c) and (d) have been satisfied.

(b) Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this subsection (b). The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.05(b), the Company shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.05(a) if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank’s portion of each resulting Borrowing. If the Company fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the date that is three Business Days before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06 Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

(b) Not later than 12:00 noon (New York City time) (or 1:00 p.m. (New York City time) in the case of any ABR Borrowing) on the Funding Date, each Bank participating therein shall make available its share of such Borrowing, in immediately available funds in New York City, to the Administrative Agent at its address specified in or pursuant to Section 10.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Company at any account of the Company specified in writing to the Administrative Agent by the Company that is reasonably acceptable to the Administrative Agent.

(c) [Reserved].

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the Funding Date that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the Funding Date in accordance with subsection (b) of this Section 2.06 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Effective Rate and the interest rate applicable thereto pursuant to Section 2.09 and (ii) in the case of such Bank, the higher of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Term Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.07 Evidence of Loans.

(a) Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to such Bank resulting from the Term Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder, and setting forth the Commitments of such Bank.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain, at an office located within the United States, a copy of each Assignment and Assumption delivered to it, in accordance with its customary practices, and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amounts (and stated interest) of the Term Loan owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive absent clear error, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purpose of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) The failure of any Bank or the Administrative Agent to maintain such records required by this Section 2.07 or any error therein shall not in any manner affect the obligations of the Company to repay the Term Loan in accordance with the terms of this Agreement.

(d) Any Bank may request that the Term Loan of such Bank to the Company be evidenced by a single Note, in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences Term Loan of the relevant Type, payable by the Company to such Bank for the account of its Applicable Lending Office. In such event, the Company shall prepare, execute and deliver to such Bank a Note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, once recorded in and to the extent consistent with the information contained in the Register, the Term Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the payee named therein (or, to such payee and its registered assigns). For the Term Loan evidenced by a Note pursuant to this clause (d), any transfer of a Note must be recorded in the Register in order to be effective.

SECTION 2.08 Maturity of Loans. Each Term Loan shall mature on, and the Company hereby unconditionally promises to pay the unpaid principal of each Loan (together with accrued interest thereon and all other amounts then payable under this Agreement) on, the Maturity Date.

SECTION 2.09 Interest Rates of Loans.

(a) Each ABR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the Applicable Margin. Such interest shall accrue and be payable quarterly in arrears on each Quarterly Date and on the Maturity Date (and, if later, the date the Term Loan shall be paid in full).

(b) Each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted Term SOFR Rate plus the Applicable Margin. Such interest shall be payable (i) for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and (ii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Benchmark Loan shall be payable on the effective date of such conversion.

(c) The Administrative Agent shall determine each interest rate applicable to the Term Loan and other amounts hereunder. The Administrative Agent shall give prompt notice to the Company and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(d) Notwithstanding the rates of interest specified in clauses (a) and (b) above or elsewhere in any Credit Document, effective immediately upon (i) the occurrence of any Event of Default under clauses (a)(i), (g) or (h) of Section 6.01 or (ii) the affirmative vote of the Required Banks during the continuance of any other Event of Default and, in each case, for as long as such

Event of Default shall be continuing, all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) shall bear interest at a rate that is 2.0% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable. The Term SOFR Rate applicable to any overdue principal of Term Benchmark Loans bearing interest in accordance with this Section 2.09(d) shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum (as of the date of determination) at which one-day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to the Person serving as the Administrative Agent are offered to such Person in the London interbank market for the applicable period determined as provided above; provided, that if the circumstances described in clause (e)(i) of Section 2.09 exist, or an alternate rate of interest has not been determined in accordance with clause (ii) of Section 2.09(e), then any overdue principal of Term Benchmark Loans bearing interest in accordance with this Section 2.09(d) shall bear interest at a rate per annum equal to the sum of 2.0% plus the Alternate Base Rate for such day plus the Applicable Margin.

(e) Alternate Rate of Interest.

(i) Subject to clauses (ii), (iii), (iv), (v) and (vi) of this Section 2.09(e), if:

(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (x) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (y) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or, Daily Simple SOFR; or

(B) the Administrative Agent is advised by the Required Banks that (x) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Term Loan (or its Term Loan ) included in such Borrowing for such Interest Period or (y) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Term Loan (or its Term Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Notice of Borrowing in accordance with the terms of Section 2.05, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.09(e)(i)(A) or (B) above or (y) an ABR Borrowing if Adjusted Daily Simple SOFR also is the subject of Section 2.09(e)(i)(A) or (B) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.09(e)(i) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Notice of Borrowing in accordance with the terms of Section 2.05, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.09(e)(i)(A) or (B) above or (y) an ABR Loan if Adjusted Daily Simple SOFR also is the subject of Section 2.09(e)(i)(A) or (B) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(ii) Notwithstanding anything to the contrary herein or in any other Credit Document (and any Swap Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 2.09(e)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(iii) Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iv) The Administrative Agent will promptly notify the Company and the Banks of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.09(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.09(e).

(v) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.09(e), (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

SECTION 2.10 Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee (“Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate, on the daily unused amount of the Commitment of such Bank during the period from and including the Effective Date to but excluding the date that the Commitments terminate. Commitment Fees accrued through and including each Quarterly Date shall be payable in arrears on the fifteenth day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such date shall be payable on demand.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved]

(e) The Company agrees to pay all fees owing to the Administrative Agent and its Affiliates pursuant to the Fee Letter in accordance with the terms set forth therein.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Banks entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.11 Termination and Reduction of Commitments.

(a) Unless previously terminated, all the Commitments shall automatically terminate (i) immediately following the making of the Term Loan on the Funding Date or (ii) at 11:59 p.m., New York City time, on the Availability Termination Date.

(b) During the Availability Period, the Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Business Days prior to such termination or reduction, without premium or penalty, terminate at any time, or proportionately and permanently reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $5,000,000 (or such other amount that represents the aggregate amount of Commitments at such time), the aggregate amount of the Commitments. Upon receipt of such a notice, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such reduction (if such notice is a notice of reduction) and such notice shall not thereafter be revocable by the Company; provided, that any such notice may be conditioned upon the occurrence of one or more events (including the effectiveness of new credit facilities) and may be revoked by the Company upon the non-occurrence of such event by written notice to the Administrative Agent prior to the date specified for such termination or reduction. Any termination or reduction of the Commitments shall be permanent.

(c) In the event and on each occasion that, on or after the Effective Date and prior to the termination of all the Commitments, either (i) the Company receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (b) of the definition of such term or (ii) the Company or any of its Subsidiaries receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (a), (c) or (d) of the definition of such term, then, subject to the proviso below, (A) the Company shall on the date of receipt of such Net Proceeds notify the Administrative Agent of such Reduction/Prepayment Event and the amount of Net Proceeds resulting therefrom (together with, in each case, a reasonably detailed calculation thereof) and (B) the Commitments will be automatically reduced (on the date of such receipt) by an amount equal to the lesser of (x) the total aggregate amount of the Banks’ Commitments at such time and (y) the amount of such Net Proceeds, provided that, if any Subsidiary of the Company receives cash proceeds from any Reduction/Prepayment Event described in clause (c) or (d) of the definition of such term, such proceeds shall only constitute Net Proceeds for purposes of this Section 2.11(c) at such time and only with respect to such amount of proceeds (if any) that is permitted by applicable law or regulation to be distributed to the Company as a dividend or other distribution (it being understood that the Company shall be under no obligation hereunder to seek any special regulatory approvals for such distribution).

SECTION 2.12 Prepayments of the Term Loan.

(a) Optional Prepayment

(i) The Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least one Business Day (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the date of prepayment, without premium or penalty, prepay any ABR Borrowing made to the Company in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 (or such other amount that represents the total amount of ABR Borrowings outstanding), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(ii) The Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Business Days prior to the date of prepayment, without premium or penalty (but including any amounts owed pursuant to Section 2.14), prepay any Term Benchmark Borrowing or RFR Borrowing made to the Company in whole at any time, or from time to time in part in amounts aggregating

$5,000,000 or any larger multiple of $1,000,000 (or such other amount that represents the total amount of Term Benchmark Borrowings or RFR Borrowings outstanding, as applicable), by paying the principal amount to be prepaid together with (x) accrued interest thereon to the date of prepayment and (y) all losses and expenses (if any) relating thereto which are (i) determined pursuant to Section 2.14 and (ii) notified to the Company by the relevant Bank at least one Business Day prior to the date of such prepayment, provided that the failure of any Bank to so notify the Company of the amount of any such loss or expense shall not relieve the Company of its obligation to pay the same.

(iii) Each prepayment pursuant to this Section 2.12 shall be applied to prepay ratably the Term Loan of the several Banks included in the relevant Borrowing being prepaid. Upon receipt of a notice of prepayment pursuant to this Section 2.12, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Company; provided, that any such notice may be conditioned upon the occurrence of one or more events (including the effectiveness of new credit facilities) and may be revoked by the Company upon the non-occurrence of such event by written notice to the Administrative Agent prior to the date specified for such prepayment.

(b) Mandatory Prepayment

(i) In the event and on each occasion that, on or after the Funding Date, either (x) the Company receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (b) of the definition of such term or (y) the Company or any of its Subsidiaries receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (a), (c) or (d) of the definition of such term, then, subject to the proviso below, (A) the Company shall on the date of receipt of such Net Proceeds notify the Administrative Agent of such Reduction/Prepayment Event, the amount of Net Proceeds (together with, in each case, a reasonably detailed calculation thereof) and (B) within five Business Days of the day such Net Proceeds are received, the Company shall prepay Borrowings in an amount equal to the lesser of (x) the aggregate principal amount of Term Loan then outstanding and (y) the amount of such Net Proceeds, provided that, if any Subsidiary of the Company receives cash proceeds from any Reduction/Prepayment Event described in clause (c) or (d) of the definition of such term, such proceeds shall only constitute Net Proceeds for purposes of this Section 2.12(b) at such time and only with respect to such amount of proceeds (if any) that is permitted by applicable law or regulation to be distributed to the Company as a dividend or other distribution (it being understood that the Company shall be under no obligation hereunder to seek any special regulatory approvals for such distribution).

SECTION 2.13 Payments Generally; Pro Rata Treatment.

(a) The Company shall make or cause to be made each payment required to be made by them hereunder (whether reimbursement of principal of or interest on the Term Loan, fees, amounts under Article VIII or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Payment Account, except as otherwise expressly provided in the relevant Credit Document, and except that payments pursuant to Section 10.03 and Article VIII shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Credit Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of or interest on the Term Loan and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder in respect of the Term Loan, pro rata among the Banks in accordance with the amounts of interest and fees then due to the Banks, and (ii) second, to pay such principal in respect of the Term Loan then due hereunder, pro rata among the Banks in accordance with the amounts of principal of the Term Loan then due to the Banks.

(c) Except to the extent otherwise provided herein (including, without limitation, in clause (e) hereof): (i) each payment of principal in respect of the Term Loan shall be for account of the Banks (other than Defaulting Banks), pro rata in accordance with the amounts of principal of the Term Loan then due and payable to the Banks (other than Defaulting Banks); (ii) each termination or reduction of the amount of Commitments under Section 2.11 shall be applied to the respective Commitments of the Banks, pro rata in accordance with their respective Applicable Percentages; and (iii) each payment of interest and Commitment Fees shall be for account of the Banks (other than Defaulting Banks), pro rata in accordance with the amounts of interest and Commitment Fees then due and payable to the Banks (other than Defaulting Banks).

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for account of the Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the higher of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules for interbank compensation.

(e) If any Bank shall fail to make any payment required to be made by it pursuant to Sections 2.06(d), 2.13(d), or 7.07 or shall otherwise be a Defaulting Bank, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under such

Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.14 Funding Losses. If the Company makes any payment of principal with respect to any Term Benchmark Loan (pursuant to Article VI or VIII or otherwise), or converts any Term Benchmark Loan, on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.09(d), or if the Company fails to borrow, convert, continue or prepay any Term Benchmark Loans after notice has been given to any Bank in accordance with Section 2.05(a), 2.05(b) or 2.12(b), as applicable, the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the Term Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.15 Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.16 [Reserved]

SECTION 2.17 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Commitment Fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Section 2.10(a);

(b) the Commitment and the outstanding principal amount of the Term Loan held by such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.05); provided that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby;

(c) the Administrative Agent may, in its discretion, apply or hold payments for the account of such Defaulting Bank as set forth in Section 2.13(e);

(d) [reserved],

(e) the Company may, upon notice to such Defaulting Bank and the Administrative Agent, require such Defaulting Bank, at the expense of such Defaulting Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement by such Defaulting Bank to any Person that shall assume such obligations (which assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Defaulting Bank shall have received payment of an amount equal to the principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Loans and accrued interest and fees) or the Company (in the case of all other amounts) (provided that the Company may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Bank hereunder all fees, costs and expenses reasonably incurred by the Company in effecting such assignment); and

(f) in the event that the Administrative Agent, the Company each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall cease to be a Defaulting Bank and such Bank shall purchase at par such of the Term Loan of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Term Loan in accordance with its Applicable Percentage. Subject to Section 10.16, no readjustment under this Section 2.17(f) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

ARTICLE III

CONDITIONS

SECTION 3.01 Funding Date Credit Extension. The obligation of each Bank to fund the Term Loan during the Availability Period on the Funding Date is subject to the satisfaction (or waiver in accordance with Section 10.05) of the following conditions:

(a) the Effective Date shall have occurred;

(b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.05(a);

(c) immediately before and after giving effect to the Term Loan to be made on the Funding Date and the application of the proceeds of such Term Loan, no Default or Event of Default shall have occurred and be continuing;

(d) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties in Section 4.04(e) and Section 4.05) shall be true and correct in all material respects on and as of the Funding Date (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

The funding of the Term Loan shall be deemed to be a representation and warranty by the Company on the Funding Date as to the satisfaction of the conditions specified in clauses (c) and (d) of this Section 3.01.

SECTION 3.02 Effectiveness. This Agreement shall become effective on the first date that all of the following conditions shall have been satisfied (or waived in accordance with Section 10.05):

(a) receipt by the Administrative Agent of counterparts of this Agreement signed by each of the Persons listed on the signature pages hereto (or, in the case of any Bank as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telecopy or other written confirmation from such Bank of execution and delivery of a counterpart hereof by such Bank);

(b) receipt by the Administrative Agent of an opinion of external counsel to the Company addressed to it and the Banks and dated the Effective Date, covering such matters relating to the Company, this Agreement or the transactions contemplated hereby as the Administrative Agent shall reasonably request (and the Company hereby requests such counsel to deliver such opinions);

(c) receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a Financial Officer of the Company, certifying: (i) (x) that the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of such date (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (y) no Default or Event of Default shall have occurred and be continuing, (ii) as to clause (g) of this Section 3.02 and (iii) calculations of Adjusted Consolidated Net Worth and Consolidated Total Indebtedness to Consolidated Total Capitalization calculated as of the last day of the most recently ended fiscal quarter for which financial statements of the Company are available, giving pro forma effect to the Tender Offer and the Transactions;

(d) receipt by the Administrative Agent of such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the transactions contemplated hereby and any other legal matters relating to the Company, this Agreement or the transaction contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent, including a certified copy of the resolutions (or equivalent approvals) of the Board of Directors (or equivalent governing body) of the Company, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Agreement and other Credit Documents;

(e) prior to the Effective Date, (i) receipt by the Administrative Agent of all documents, instruments and other information regarding the Company as it may reasonably request in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested from the Company prior to the Effective Date and (ii) to the extent that the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Bank that has requested, in a written notice to the Company prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have such Beneficial Ownership Certification;

(f) receipt by the Administrative Agent of evidence as of the Effective Date as to payment of all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented (including, without limitation, fees and disbursements of counsel to the Administrative Agent required to be paid as of the Effective Date and invoiced at least three (3) Business Days prior to the Effective Date) in connection with this Agreement, on or before the Effective Date;

(g) there shall not have occurred a material adverse change since September 30, 2024 in the business, financial condition or operations of the Company and its Consolidated Subsidiaries, taken as a whole; and

(h) receipt by the Administrative Agent of counterparts of a Note signed by the Company in favor of each Bank requesting a Note.

The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

On the Effective Date and the Funding Date and each other date as required by the Credit Documents, the Company represents and warrants that:

SECTION 4.01 Corporate Existence and Power. The Company (a) is a corporation duly incorporated and validly existing under the laws of the State of Delaware, (b) has (i) all corporate power and authority and (ii) all material governmental licenses, authorizations, consents and approvals required, in each case, to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b)(ii) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement and the other Credit Documents to which it is a party are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except such as have been completed or made and are in full force and effect) and do not contravene, or constitute a default under, any provision of (x) applicable law or regulation, (y) the articles of incorporation or by-laws of the Company or (z) any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary, except in each case referred to in the foregoing clauses (x) and (z) to the extent such contravention or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03 Binding Effect. This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04 Financial Information; No Material Adverse Change.

(a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries, and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended December 31, 2023, reported on by PricewaterhouseCoopers LLP, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for the period covered by such financial statements.

(b) The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of as of September 30, 2024 and the related unaudited consolidated statements of income, cash flows and shareholders’ net investment for the period then ended, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 4.04, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such period (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes).

(c) A copy of a duly completed and signed annual Statutory Statement or other similar report of or for each Insurance Subsidiary that is a Material Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the year ended December 31, 2024 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(d) [Reserved.]

(e) Except as disclosed in the Company’s Form 10-Q for the fiscal quarter ended September 30, 2024, since September 30, 2024, there has been no material adverse change in the business, financial condition or operations of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.05 Litigation. Except as set forth in the sections entitled “Legal Proceedings” of the Company’s Form 10-K for the fiscal year ended December 31, 2023 or Form 10-Q for the fiscal quarter ended September 30, 2024, there is no action, suit or proceeding pending, or to the knowledge of the Company threatened, against the Company or any of the Company’s Material Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which has or would be reasonably expected to have a Material Adverse Effect or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Credit Document. The Company has reasonably concluded that its and its Material Subsidiaries’ compliance with Environmental Laws is unlikely to result in a Material Adverse Effect.

SECTION 4.06 Compliance with ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code (other than a bond or other security required in connection with the creation and adoption of a pension plan for the Company) or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07 Taxes. The Company and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made (or the Company or such Subsidiary has determined in its reasonable discretion that no reserve is required), or except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08 Subsidiaries. Each of the Company’s Material Subsidiaries (a) is a corporation or limited liability company that is duly incorporated or organized, validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all corporate or limited liability power (as applicable) and authority and all material governmental licenses, authorizations, consents and approvals, in each case, required to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.09 Not an Investment Company. Neither the Company nor any Material Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10 Obligations to be Pari Passu. The Company’s obligations under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of the Company, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 4.11 No Default. No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or any of their respective assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 4.12 Material Subsidiaries. Set forth as Schedule III hereto is a true, correct and complete list of each Material Subsidiary as of the date hereof.

SECTION 4.13 [Reserved].

SECTION 4.14 Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on the behalf of the Company to the Administrative Agent or any Bank in connection with the negotiation of this Agreement and the other Credit Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date made; provided that, (i) with respect to projected or pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized) and (ii) with respect to statements, information and reports derived from Persons unaffiliated with the Company, the Company represents that it has no knowledge of any material misstatement therein. If applicable, as of the Effective Date, to the best knowledge of the Company, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Bank in connection with this Agreement is true and correct in all respects.

SECTION 4.15 Hybrid Instruments. Set forth as Schedule IV hereto is a true, correct and complete list of each Hybrid Instrument of the Company and its Consolidated Subsidiaries outstanding as of the date hereof, specifying in each case the equity credit treatment given to each such Hybrid Instrument by S&P and/or Moody’s as of the Effective Date.

SECTION 4.16 Margin Regulations. No proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. After the application of the proceeds of the Term Loan made hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets of the Company is represented by Margin Stock.

SECTION 4.17 Sanctioned Persons; Anti-Corruption Laws; Patriot Act. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or agents is the target of any sanctions or economic embargoes administered or enforced by the U.S. Department of State, the Office of Foreign Assets Control of the U.S. Department of Treasury, the European Union, France or His Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of the Company and its Subsidiaries and their respective directors, officers and, to the knowledge of the Company, employees and agents is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) applicable provisions of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “Patriot Act”) and any other applicable terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Money Laundering Laws”), except in each case to the extent that such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect or reasonably be expected to result in any Bank violating any such Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering Laws. No part of the proceeds of the Term Loan will be used by the Company, directly or knowingly indirectly, (A) for the purpose of funding, financing or facilitating any activities or business of or with, or making any payments to, any Person or in any country or territory that, at the time of such funding, financing or facilitating, is the target of Sanction Laws in violation of applicable Sanctions Laws or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 4.18 Affected Financial Institutions. The Company is not an Affected Financial Institution.

ARTICLE V

COVENANTS

Until all Commitments have expired or been terminated, the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, the Company agrees that:

SECTION 5.01 Information.

The Company will deliver to each of the Banks:

(a) on or before the date on which such financial statements are required to be filed with the SEC (or, if the Company is not required to file such financial statements with the SEC, no later than 90 days after the end of each fiscal year of the Company), the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) on or before the date on which such financial statements are required to be filed with the SEC (or, if the Company is not required to file such financial statements with the SEC, 45 days after the end of each of the first three quarters of each fiscal year of the Company), the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of each quarter and the related consolidated statements of income, cash flows and shareholders’ equity for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks (except for changes concurred in by the Company’s independent public accountants) by a Financial Officer;

(c) (I) substantially concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above a certificate of a Financial Officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.07 on the date of such financial statements including a detailed calculation and explanation of the Company’s determination of actual Adjusted Consolidated Net Worth, (ii) a calculation of the “Variable annuity product features” adjustments for such period, including the GMxB accounting asymmetry portion of such adjustments, which calculation shall be substantially consistent with the calculation of such adjustments (and substantially in the form) set forth in the Investor Presentation and shall be set out in reasonable detail either in the Company’s publicly filed financial supplement for such period or in the notes to the Company’s publicly filed financial statements for such period, (iii) stating that such Financial Officer, as the case may be, has no knowledge of any Default existing on the date of such certificate or, if such Financial Officer has knowledge of the existence on such date of any Default, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto, and (iv) a reconciliation to such financial statements of any inclusions to, or exclusions from, the calculations of Adjusted Consolidated Net Worth, Consolidated Total Indebtedness and Consolidated Total Capitalization, and (II) simultaneously with the delivery of each set of financial statements referred to in clause (a) and (b) above a certificate of a Financial Officer of the Company specifying any changes to the list of Material Subsidiaries as of the last day of the fiscal period to which such financial statements relate;

(d) within ten days after the required date for filing with such governmental body, agency or official (after giving effect to any extensions granted by such governmental body, agency or official), a copy of a duly completed and signed annual Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(e) within ten days after the required date for filing with such governmental body, agency or official (after giving effect to any extensions granted by such governmental body, agency or official), a copy of a duly completed and signed quarterly Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material

Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official (it being understood and agreed that the Company shall have no obligation to deliver quarterly Statutory Statements if the filing of quarterly Statutory Statements is not required by the applicable government agency, body or official);

(f) within five Business Days of any Financial Officer of the Company learning of the occurrence of any Default, a certificate of a Financial Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(g) [reserved];

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the SEC;

(i) [reserved];

(j) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(k) except to the extent prohibited by applicable law, regulatory policy, or regulatory restriction (as determined in the reasonable good faith judgment of the Company), from time to time such additional information regarding the financial position or business of the Company as the Administrative Agent, at the request of any Bank, may reasonably request; provided that neither the Company nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Company or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Company or any of its Subsidiaries to be in breach of such obligations.

(l) promptly following any reasonable request therefor, information necessary for the Administrative Agent or any Bank to comply with applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act and, to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation, in each case, as the Administrative Agent (on its own behalf or at the request of any Bank) may reasonably request.

Documents required to be delivered pursuant to Section 5.01 (a), (b), (d), (e) or (h) may be delivered electronically on the following Internet websites: (a) the Company’s website at an address to be designated in writing to the Administrative Agent, (b) with respect to Section 5.01(a), (b) or (h) the SEC’s website www.sec.gov (to the extent that any such documents are included in materials otherwise filed with the SEC) or (c) such other third party website that shall have been identified by the Company in a notice to the Administrative Agent and the Banks and that is accessible by the Banks without charge, and in each case if so delivered shall be deemed to have been delivered on the date such materials are publicly available; provided that (i) the Company shall deliver electronic copies of such information to any Bank promptly upon the request of such Bank through the Administrative Agent and (ii) the Company shall have notified the Administrative Agent of the posting of such documents delivered pursuant to Section 5.01(a), (b), (d) and (e). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02 Payment of Obligations. The Company will pay and discharge, and the Company will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, that if not paid, would reasonably be expected to result in a Material Adverse Effect, except where (a) the same may be contested in good faith by appropriate proceedings, (b) the Company or such Material Subsidiary has set aside, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; provided that, for avoidance of doubt, solely with respect to tax liabilities, an obligation shall be considered to be delinquent or in default for purposes of this Section only if there has first been notice and demand therefore (as defined in Section 6306 of the Code and similar provisions of applicable law) by a tax authority.

SECTION 5.03 Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Material Subsidiary to continue, to engage in the business of insurance and/or investment management or businesses incidental, related or complementary thereto and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect (a) their respective corporate existence and (b) their respective rights, privileges, licenses and franchises, other than, in the case of the foregoing clause (b), the loss of which would not reasonably be expected to result in a Material Adverse Effect; except that if at the time thereof and immediately after giving effect thereto no Default has occurred and is continuing, (i) any Subsidiary may merge with or into the Company, provided that the Company shall be the surviving entity, (ii) any Material Subsidiary may merge with or into any other Subsidiary, provided that such Material Subsidiary shall be the surviving entity or, if such Material Subsidiary is not the surviving entity, the surviving entity shall be deemed to be a Material Subsidiary, as applicable, (iii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Material Subsidiary and (iv) the Company may merge or consolidate with another Person in accordance with the terms of Section 5.09. Notwithstanding the foregoing, the Company may liquidate or dissolve any Subsidiary if (i) the board of directors of the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries, taken as a whole and (ii) the assets of such liquidated or dissolved Subsidiary are received by (x) in the case of the liquidation or dissolution of a Material Subsidiary, a Material Subsidiary or the Company or (y) in the case of any other liquidation or dissolution, a Subsidiary or the Company.

SECTION 5.04 Maintenance of Property; Insurance.

(a) The Company will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, except, in each case, to the extent that failure to do so would not be reasonably expected to result in a Material Adverse Effect.

(b) The Company will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case as is consistent with sound business practice for companies in substantially the same industry as the Company and its Material Subsidiaries; and the Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05 Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations and requirements of governmental bodies, agencies and officials (including, without limitation, Sanctions Laws, Anti-Corruption Laws, Anti-Money-Laundering Laws, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where such non-compliance therewith would not (A) reasonably be expected to have a Material Adverse Effect and (B) in the case of the laws, rules, regulations and orders referred to in Section 4.17, reasonably be expected to result in any Bank violating such laws, rules, regulations or orders.

SECTION 5.06 Inspection of Property, Books and Records. The Company will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all dealings and transactions in relation to its business and activities; and, subject in all cases to Section 10.11, will permit, and will cause each Material Subsidiary to permit, representatives of the Administrative Agent (and if a Default shall have occurred and be continuing, representatives reasonably designated by any Bank) to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours; provided that such inspections shall be limited to once per fiscal year of the Company, unless an Event of Default shall have occurred and be continuing, in which case such inspection rights may be exercised as often as the Banks desire and at the expense of the Company; provided, further, that neither the Company nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Company or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Company or any of its Subsidiaries to be in breach of such obligations.

SECTION 5.07 Financial Covenants.

(a) Minimum Adjusted Consolidated Net Worth. From and after the Effective Date, the Company will not permit its Adjusted Consolidated Net Worth, calculated as of the end of each fiscal quarter, to be less than an amount equal to the sum of (i) $8,187,000,000 plus (ii) 50% of the aggregate amount of the Net Proceeds of Equity Issuances by the Company and its Subsidiaries after March 31, 2021, provided that, to the extent that the Minimum Adjusted Consolidated Net Worth covenant set forth in Section 5.07(a) of the Existing Revolving Credit Agreement (as may be amended, refinanced or replaced from time to time) is amended, waived, supplemented, modified or replaced after the Effective Date (including any defined term which is used in such calculation) to an amount not to be lower than $5,750,000,000 for any period (the “Modified Credit Agreement Adjusted Consolidated Net Worth Covenant”), then such covenant set forth herein shall be deemed automatically amended on and following such amendment, waiver, supplement, modification or replacement to match such Modified Credit Agreement Adjusted Consolidated Net Worth Covenant for the same period.

(b) Total Indebtedness to Total Capitalization Ratio. From and after the Effective Date, the Company will not permit the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated Total Capitalization to exceed 0.35 to 1.00, calculated as of the last day of each fiscal quarter; provided that, to the extent that the Consolidated Total Indebtedness to Consolidated Total Capitalization Ratio covenant set forth in Section 5.07(b) of the Existing Revolving Credit Agreement (as may be amended, refinanced or replaced from time to time) is amended, waived, supplemented, modified or replaced after the Effective Date (including any defined term which is used in such calculation) to a ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization Ratio not to exceed a level of up to 0.40 to 1.00 for any period (the “Modified Credit agreement Leverage Ratio Covenant”), then such covenant set forth herein shall be deemed automatically amended on and following such amendment, waiver, supplement, modification or replacement to match such Modified Credit Agreement Leverage Ratio Covenant for the same period.

It is understood that to the extent that the Existing Revolving Credit Agreement is amended, refinanced or replaced from time to time after the Effective Date to include any additional covenant specifically requiring compliance with measurements of certain financial performance metrics of the Company similar in form and substance (other than with respect to the metric to be measured) to those financial covenants set forth in Section 5.07 of the Existing Revolving Credit Agreement (or to modify any defined term which is used in the calculation of any such additional financial covenant) for the benefit of the lenders thereunder, then this Agreement shall be automatically amended to incorporate, mutatis mutandis, any such additional financial covenant (and/or modified defined term) for the benefit of the Banks.

SECTION 5.08 Negative Pledge. The Company will not, and will not permit any Subsidiary to, create or suffer to exist any Lien upon any present or future Capital Stock or any other Ownership Interests (as defined below) of any of its Material Subsidiaries (other than any Subsidiary established primarily for the purpose of reinsuring liabilities associated with the level premium term business, the universal life business with secondary guarantees or variable annuities of the Company or any Insurance Subsidiary). As used herein “Ownership Interests” means, with respect to any Person, all of the shares of Capital Stock of such Person and all debt securities of such Person that can be converted or exchanged for Capital Stock of such Person, whether voting or nonvoting, and whether or not such Capital Stock or debt securities are outstanding on any date of determination.

SECTION 5.09 Consolidations, Mergers, Divisions and Sales of Assets. The Company will not (i) consolidate or merge with or into any other Person, or consummate a Division as the Dividing Person, or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge or consolidate with another Person if (x) the Company is the corporation surviving such merger or consolidation and (y) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing.

SECTION 5.10 Use of Credit. The proceeds of the Term Loan will be used to finance the Tender Offer and to pay the fees and expenses related to the Transactions. No proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. After the application of the proceeds of the Term Loan made hereunder not more than 25% of the value (as determined by any reasonable method) of the assets of any the Company will be represented by Margin Stock.

SECTION 5.11 Obligations to be Pari Passu. The Company’s obligations under this Agreement and the other Credit Documents to which it is a party will rank at all times pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of the Company, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 5.12 Certain Debt. The Company will not at any time permit the sum of (i) Non-Operating Indebtedness of the Company that is secured by a Lien on any property or assets of the Company and its Subsidiaries and (ii) Non-Operating Indebtedness of the Subsidiaries of the Company to exceed $500,000,000, except (a) Debt set forth in Schedule V hereto, (b) Debt of any Subsidiary of the Company owing to the Company or another Subsidiary of the Company and (c) additional Debt not permitted by the immediately preceding clauses (a) or (b) consisting of surplus notes issued by Subsidiaries of the Company that are operating Insurance Subsidiaries in an aggregate amount of up to $1,000,000,000 outstanding at any time.

ARTICLE VI

DEFAULTS

SECTION 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) (i) the Company shall fail to pay when due any principal of the Term Loan or (ii) the Company shall fail to pay when due any interest on the Term Loan or any fees or any other amounts payable hereunder and such failure under this clause (ii) shall continue for five Business Days;

(b) the Company shall fail to observe or perform any covenant contained in Sections 5.01(f), 5.03(a), 5.07 through 5.12, inclusive;

(c) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Credit Documents (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by the Company in this Agreement, any other Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect (or incorrect in any material respect if such representation or warranty is not qualified by materiality or Material Adverse Effect) when made (or deemed made);

(e) the Company or any Material Subsidiary shall (i) fail to make any payment in respect of any Debt (other than the Term Loan or other extensions of credit hereunder) having a principal amount then outstanding of not less than $200,000,000 when due, and such failure shall continue beyond any applicable grace period or (ii) fail to make any payment in respect of any Derivative Financial Product when due, and such failure shall continue beyond any applicable grace period (and for this clause (ii) excluding, for the avoidance of doubt, any amount the payment of which is being disputed in good faith in accordance with the dispute resolution procedures provided for in the contract governing such Derivative Financial Product), the non-payment of which would give rise to the Company or Material Subsidiary owing Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $200,000,000, in the case of each of clauses (i) and (ii), except where such non-payment has been cured or waived prior to the exercise of any remedies under this Article VI (including, but not limited to, the termination of the Commitments hereunder);

(f) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than the Term Loan or other extensions of credit hereunder) having a principal or face amount then outstanding of not less than $200,000,000 of the Company or any Material Subsidiary, or an early termination event shall arise with respect to any Derivative Financial Product that creates, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Financial Product, a Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $200,000,000;

(g) the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of the Company or any Material Subsidiary or of the assets or any substantial part thereof of the Company and any Material Subsidiary or any other similar remedy;

(i) any of the following events or conditions shall occur, which, in the aggregate, would reasonably be expected to involve possible taxes, penalties and other liabilities in an aggregate amount that results in a Material Adverse Effect: (i) any member of the ERISA Group shall fail to pay when due any amount or amounts which it shall have become liable to pay under Title IV of ERISA; (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; (iv) a condition shall exist by reason of which the PBGC would reasonably be expected to obtain a decree adjudicating that any Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans;

(j) a judgment or order for the payment of money in excess of $200,000,000 (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against the Company or a Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

(k) a Change of Control shall have occurred; or

(l) at any time after the execution and delivery thereof: (i) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, for any reason other than the failure of the Administrative Agent or any Bank to take any action within its control; or (ii) the Company shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Banks, under any Credit Document to which it is a party;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company take any or all of the following actions, at the same or different times: (i) terminate the Commitments and they shall thereupon terminate and (ii) declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that, in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Company, without any notice to the Company or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

SECTION 6.02 Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02 Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.03 Agent and Affiliates. Barclays shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Barclays and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of any thereof as if it were not the Administrative Agent hereunder.

SECTION 7.04 Action by Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall not have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, unless it shall be requested in writing to do so by the Required Banks. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Company to the Administrative Agent at such time, but is voluntarily furnished by the Company to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

SECTION 7.05 Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.06 Liability of Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Bank stating that a Default or Event of Default has occurred and specifying the nature thereof. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, any other Credit Document or any other instrument or writing furnished in connection herewith; (v) the existence or possible existence of any Default or Event of Default; (vi) the financial condition of the Company or any of its Subsidiaries; or (vii) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing believed by it in good faith to be genuine or to be signed by the proper party or parties.

SECTION 7.07 Indemnification. Each Bank shall, ratably in accordance with its Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), indemnify and hold harmless the Administrative Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 7.08 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.09 Successor Agent.

(a) The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint from among the Banks a successor Administrative Agent; provided, that so long as no Default has occurred and is continuing such successor Administrative Agent shall be subject to the consent of the Company, which consent shall not be unreasonably withheld; provided, further that in no event shall any successor Administrative Agent be a Disqualified Institution. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000; provided, that so long as no Default has occurred and is continuing such successor Administrative Agent shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

(b) If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, with the written consent of the Company and by notice in writing to such Person, remove such Person as Administrative Agent and, with the written consent of the Company, appoint a successor.

(c) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.10 Delegation to Affiliates. The Company and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VII and X.

SECTION 7.11 Sole Lead Arranger and Bookrunner. Notwithstanding anything herein to the contrary, the Sole Lead Arranger and Bookrunner listed on the cover page of this Agreement shall not have any right, power, obligation, liability, responsibility or duty under this Agreement in its capacity as such except in their respective capacity, if any, as a Bank

SECTION 7.12 Erroneous Payments.

(a) (i) Each Bank hereby agrees that (x) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank under this Section 7.12 shall be conclusive, absent manifest error.

(b) Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Company hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Company that were provided for the purpose of making a payment of the Obligations, as applicable.

(d) Each party’s obligations under this Section 7.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

SECTION 7.13 ERISA.

(a) Each Bank (x) represents and warrants as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, for the benefit of the Company, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Term Loan or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance pooled separate accounts), PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loan, the Commitments and this Agreement;

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer, and perform the Term Loan, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loan, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Banks entrance into, participation in, administration of and performance of the Term Loan, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenants as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to and (y) covenants from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, for the benefit of the Company, that none of the Administrative Agent, the Sole Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document, or any documents related hereto or thereto).

(c) The Administrative Agent and the Sole Lead Arranger hereby informs the Banks that such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loan, the Commitments, this Agreement and any other Credit Documents, (ii) may recognize a gain if it extended the Term Loan or the Commitments for an amount less than the amount being paid for an interest in the Term Loan or the Commitments by such Bank, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, amendment fees, processing fees, breakage or other early termination fees or other fees similar to the foregoing.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.01 [Reserved].

SECTION 8.02 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, continue, maintain or fund its Term Benchmark Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Term Benchmark Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Term Benchmark Loans to maturity and shall so specify in such notice, the Company shall immediately prepay in full the then outstanding principal amount of each such Term Benchmark Loan, together with accrued interest thereon. Concurrently with prepaying each such Term Benchmark Loan, the Company shall borrow ABR Loans in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans of the other Banks), and such Bank shall make such ABR Loans.

SECTION 8.03 Increased Cost and Reduced Return.

(a) Except with respect to the taxes which are governed solely by Section 8.05, if on or after the date hereof, in the case of the Term Loan or any obligation to make the Term Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, compulsory loan, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office), shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Term Benchmark Loans, its Notes or its obligation to make Term Benchmark Loans, or shall subject any Bank (or its Applicable Lending Office) to any taxes not governed by Section 8.05 on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost or expense to such Bank (or its Applicable Lending Office) of making, continuing, converting to or maintaining any Term Benchmark Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under other Credit Document with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that, after the Effective Date (subject to clause (d) below), the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. Notwithstanding anything to the contrary in this Section 8.03, the Company shall not be required to compensate a Bank pursuant to Section 8.03(a) or (b) for any amounts incurred more than 270 days prior to the date that such Bank notifies the Company of such Bank’s intention to claim compensation therefor, to the extent such Bank had knowledge of the circumstances giving rise to such claim for compensation and its effects on the rate of return on capital in respect of this facility prior to such 270 day period; provided that, if the change in law giving rise to any such increased cost or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 8.03. A certificate of any Bank claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, such Bank’s computation of such amount or amounts, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything herein to the contrary, for purposes of this Section 8.03, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the Effective Date, regardless of the date enacted, adopted or issued; provided that no Bank shall demand compensation pursuant to this Section 8.03 as a result of increased cost or reduced return resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Bank to demand such compensation from similarly situated borrowers (to the extent that, with respect to such increased cost or reduced return, such Bank has the right to do so under its credit facilities with similarly situated borrowers).

SECTION 8.04 ABR Loans Substituted for Affected Term Benchmark Loans. If (i) the obligation of any Bank to make or continue Term Benchmark Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.05 and the Company shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 8.04 shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made, or continued, by such Bank as Term Benchmark Loans shall be made instead as, or converted into, ABR Loans (on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans of the other Banks), and

(b) after each of its Term Benchmark Loans has been repaid, all payments of principal which would otherwise be applied to repay such Term Benchmark Loans shall be applied to repay its ABR Loans instead.

SECTION 8.05 Taxes.

(a) For purposes of this Section 8.05, the following terms have the following meanings:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by the Company pursuant to this Agreement or any other Credit Document, and all liabilities with respect thereto, but excluding, in the case of each Bank and the Administrative Agent, (i) taxes imposed on its net income (however denominated), and franchise, branch profits or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located, (ii) taxes imposed on or measured by its overall net income (however denominated), or any similar taxes imposed on it, by reason of any present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) imposing such taxes, other than connections arising solely as a result of the recipient’s execution and delivery of this Agreement, the making of any extension of credit hereunder or the performance of any action provided for hereunder, (iii) in the case of each Bank, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in the Credit Agreement pursuant to a law in effect on the date on which such Bank acquires such interest in the Credit Agreement or such Bank changes its lending office, except in each case to the extent that, pursuant to this Section 8.05, amounts with respect to such taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (iv) taxes attributable to such recipient’s failure to comply with Section 8.05(d) or Section 8.05(e) and any U.S. federal backup withholding Tax, and (v) any U.S. Federal withholding Taxes imposed by FATCA (all such excluded taxes enumerated in (i)–(v), “Excluded Taxes”). If the form provided by a Bank pursuant to Section 8.05(d) at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, any United States interest withholding tax at such rate imposed on payments by the Company under this Agreement or any other Credit Document shall be excluded from the definition of “Taxes”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment by the Company pursuant to this Agreement or any other Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, but excluding any such taxes described in clause (ii) of the definition of Excluded Taxes imposed with respect to an assignment.

“Withholding Agent” means the Company or the Administrative Agent.

(b) Any and all payments by any Withholding Agent to or for the account of any Bank or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear and without deduction or withholding for any Taxes or Other Taxes; provided that, if any Withholding Agent shall be required by law to deduct any Taxes or Other Taxes from any such payments (for the avoidance of doubt, other than Excluded Taxes), (i) the sum payable by the Company shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 8.05) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Withholding Agent (as the case may be) shall make such deductions or withholdings, (iii) such Withholding Agent (as the case may be) shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Company shall promptly furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes or Other Taxes in respect of a sum payable to any Bank, the Administrative Agent shall promptly deliver such original or certified copy to such Bank.

(c) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes, for the avoidance of doubt, other than Excluded Taxes, (including, without limitation, any Taxes or Other Taxes imposed or asserted on amounts payable under this Section 8.05), whether or not correctly or legally imposed, paid by such Bank or the Administrative Agent (as the case may be) and reasonable expenses arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after such Bank or Agent, as the case may be, makes demand therefor. Notwithstanding anything herein to the contrary, the Company shall not be under any obligation to indemnify the Administrative Agent or any Bank under this Section 8.05 with respect to (i) any amounts withheld or deducted by the Company prior to the date that is 270 days prior to the date that the Administrative Agent or such Bank makes a written demand therefor or (ii) any Indemnified Taxes paid by the Administrative Agent or a Bank if written demand therefor is made to the Company on a date that is 270 days after the date the Administrative Agent or such Bank filed the tax return with respect to which such Indemnified Taxes relate.

(d) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, on or prior to the date on which a Bank becomes a Bank under this Agreement, (i) each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (as applicable), certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without or with reduced deduction or withholding of any United States federal income taxes, and (ii) each Bank that is incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9. Each Bank which so delivers a Form W-9, W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (as applicable) further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without or with reduced deduction or withholding of any United States federal income taxes, unless such Bank promptly notifies the Company and Administrative Agent in writing of its legal inability to do so.

(e) If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Withholding Agent at the time prescribed by law and at such times reasonably requested by the Withholding Agent or the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent or the Company sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Bank has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Withholding Agent in writing of its legal inability to do so.

(f) For any period with respect to which a Bank has failed to provide the Company or the Administrative Agent with the appropriate form as required by Section 8.05(d) or Section 8.05(e) (whether or not such Bank is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.05(b) or (c) with respect to any withholding of the United States federal income tax resulting from such failure; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such commercially reasonable steps as such Bank shall reasonably request to assist such Bank to recover such Taxes from the applicable governmental authority.

(g) Each Bank and the Administrative Agent shall, at the request of the Company, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Company if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Bank or the Administrative Agent (as the case may be) pursuant to this Section 8.05 which may thereafter accrue and would not, in the sole judgment of such Bank or the Administrative Agent, require such Bank or the Administrative Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Bank or the Administrative Agent. Furthermore, if the Bank or Administrative Agent determines, it its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 8.05 (including the payment of additional amounts pursuant to this Section 8.05), it shall pay to the indemnifying party an amount equal to such refund, net of all out-of-pocket expenses of such Indemnitee and without interest (other than interest paid by the relevant governmental authority). Such indemnifying party, upon the request of such Indemnitee, shall repay to such Indemnitee the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Indemnitee is required to repay such refund to such governmental authority.

(h) Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) Notwithstanding the foregoing, nothing in this Section 8.05 shall interfere with the rights of any Bank to conduct its fiscal or tax affairs in such manner as it deems fit.

SECTION 8.06 [Reserved].

SECTION 8.07 Mitigation Obligations; Replacement of Banks.

(a) If any Bank requests compensation under Section 8.03, or if the Company is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, then such Bank shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Commitment or Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank (with the concurrence of the Company), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.05, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) If (i) any Bank requests compensation under Section 8.03, (ii) the Company is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05 or (iii) any Bank is a Non-Consenting Bank then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06(c)), all its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any such assignment in respect of a Non-Consenting Bank, the applicable Assignee shall have consented to the applicable amendment, waiver or consent, and (v) such assignment does not conflict with applicable law. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE IX

[RESERVED]

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party: (a) in the case of the Company, at the Company’s address set forth on the Company’s signature page hereof, (b) in the case of the Administrative Agent, at its address or telecopier number set forth on its respective signature page hereof, (c) in the case of any Bank, at its address or telecopier number set forth in its Administrative Questionnaire or (d) in the case of any other party, such other address or telecopier number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (ii) if given by telecopier, when transmitted to the telecopier number specified in this Section 10.01 or (iii) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section 10.01; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.02 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.03 Expenses; Indemnification; Non-Liability of Banks.

(a) The Company shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Sole Lead Arranger and each of their Affiliates, including reasonable and documented fees and disbursements of one primary counsel and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and a single regulatory counsel, for the Administrative Agent, in connection with the preparation, due diligence, administration, syndication (if any), closing and enforcement of this Agreement and the other Credit Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of one firm of primary counsel and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and a single regulatory counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify the Administrative Agent, each Bank, their Affiliates and their respective directors, officers, agents, advisors and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, reasonable and documented out-of-pocket costs and expenses of any kind, including, without limitation, costs of settlement and the reasonable and documented out-of-pocket fees and disbursements of one counsel for the Indemnitees (unless the Indemnitees have actual or perceived conflicting interests, in which case such expenses shall include the reasonable and documented out-of-pocket fees and disbursements of one additional counsel in each relevant material jurisdiction and, if reasonably necessary, of one regulatory counsel, to each group of similarly affected Indemnitees), which may be incurred by such Indemnitee in connection with, or as a result of, any actual or prospective claim, litigation, investigation or any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto or whether such proceeding is brought by the Company, its equity holders or its creditors) relating to or arising out of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby; (ii) the Term Loan or the use of proceeds therefrom; (iii) the Transactions, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing clauses (i), (ii) and (iii), whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall have the right to be indemnified hereunder to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) the material breach in bad faith by such Indemnitee of its material obligations hereunder or (z) any claim, litigation, or proceeding solely among Indemnitees brought by any Indemnitee against another Indemnitee (other than any claim, litigation, or proceeding against an Indemnitee acting in its capacity as Administrative Agent or Sole Lead Arranger) that does not involve an act or omission (or alleged act or omission) by the Company or any of its Subsidiaries, in the case of each of the foregoing clauses (x) and (y), as determined in a final and non-appealable judgment by a court of competent jurisdiction. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c) To the fullest extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against the Administrative Agent, each Bank, their Affiliates and their respective directors, officers, agents, advisors and employees of the foregoing (each, a “Lender-Related Party”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, the Term Loan or the use of the proceeds thereof. None of the Company or its Related Parties shall have any liability under this Section 10.03 for special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of this Agreement or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby; provided, that this sentence shall not limit the Company’s indemnification obligations herein to the extent that such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification hereunder.

(d) No Lender-Related Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, Syndtrak, ClearPar or other similar information transmission systems in connection with this Agreement or any other Credit Document, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such Lender-Related Party (or any of its Related Parties).

(e) The agreements in this Section 10.03 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.04 Sharing of Payments. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Term Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Term Loan held by the other Banks, as applicable, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Term Loan made by the Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section 10.04 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness under this Agreement and (ii) the provisions of this Section 10.04 shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Term Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

SECTION 10.05 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks or by the Administrative Agent (with the consent of the Required Banks) (and, if the rights or duties of the Administrative Agent, in such capacity, are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall (i) increase the amount or extend the expiry date of the Commitment of any Bank, without the written consent of such Bank, (ii) subject to Section 8.01(b), reduce the principal amount of the Term Loan, the rate or amount of interest thereon or any fees payable to any Bank hereunder, without the written consent of each Bank affected thereby, (iii) postpone the scheduled date of payment of the principal amount of the Term Loan, or any interest thereon, or any fees payable hereunder, or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone or extend the Availability Termination Date, without the written consent of each Bank affected thereby, (iv) change Section 2.13(b) or (c) or Section 10.04 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank affected thereby, (v) change any of the provisions of this Section 10.05 or the definition of “Required Banks” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank or(vi) waive the conditions precedent set forth in Section 3.02, without the written consent of each Bank.

SECTION 10.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of each Bank.

(b) Any Bank may at any time grant to one or more banks or other institutions (other than to any Disqualified Institution) (each a “Participant”) participating interests in its Commitment or the Term Loan. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain solely responsible for the performance of its obligations hereunder, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the proviso of Section 10.05 without the consent of the Participant. The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) of this Section shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Term Loan or other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to one or more banks or other financial institutions (other than the Company, Affiliates of the Company, any Disqualified Institution or a Defaulting Bank, each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the consent (which in each case shall not be unreasonably withheld, conditioned or delayed) of each of the Company and the Administrative Agent ; provided that (i) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment or is an Approved Fund, no such consent of the Company shall be required and (ii) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment or Approved Fund, no such consent of the Administrative Agent shall be required; provided, further, that (x) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (y) if an Event of Default occurs and is continuing, no such consent of the Company shall be required; and provided, further, that any such assignment (other than an assignment to another Bank or an Affiliate of any Bank or an assignment of the entire remaining amount of the transferor Bank’s interests in the Term Loan Facility) shall be in an amount that is at least $5,000,000 unless otherwise agreed by the Company and the Administrative Agent. Upon execution and delivery of such Assignment and Assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 unless waived by the Administrative Agent in its sole discretion. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.05(d).

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of such Bank, including, without limitation, to one or more of the Federal Reserve Banks which comprise the Federal Reserve System or other central banks. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Participant shall be entitled to receive any greater payment under Section 8.03 or 8.05 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company’s prior written consent, (ii) by reason of the provisions of Section 8.02 or 8.07 requiring such Participant to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 10.07 Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 10.08 New York Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10.09 Judicial Proceedings.

(a) Submission to Jurisdiction. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b) [Reserved].

(c) Service of Process. The Company hereby consents to process being served in any suit, action or proceeding of the nature referred to in subsection (a) of this Section 10.09 in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in subsection (b) of this Section 10.09; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company at its address specified on the signature page hereof or to any other address of which the Company shall have given written notice to the applicable Bank. The Company irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Company.

(d) No Limitation on Service or Suit. Nothing in this Section 10.09 shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Bank to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions.

SECTION 10.10 Counterparts; Integration; Headings. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11 Confidentiality. The Administrative Agent and each Bank agree that they will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder and under the other Credit Documents), any written or oral information provided under this Agreement by or on behalf of the Company (hereinafter collectively called “Confidential Information”), subject to the Administrative Agent’s and each Bank’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or by a self-regulatory body or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the Administrative Agent or such Bank, as the case may be, shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Company or any of its Subsidiaries and Affiliates, (d) right to provide such information to (i) participants, prospective participants, prospective assignees or assignees pursuant to Section 10.06 or (with the consent of the Company (such consent not to be unreasonably withheld)) to its agents if prior thereto such participant, prospective participant, prospective assignee or agent agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 10.11 as if it were a “Bank” party hereto or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Company and its obligations or to any actual or prospective credit insurance provider relating to the Company and its obligations if prior thereto such counterparty or credit insurance provider agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 10.11 as if it were a “Bank” party hereto, (e) right to disclose any such Confidential Information in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) with the prior written consent of the Company, right to disclose any such Confidential Information on a confidential basis to any rating agency in connection with rating the Company or its Subsidiaries or this facility and (g) right to provide such information with the Company’s prior written consent. Notwithstanding the foregoing, any such information supplied to a Bank, participant, prospective participant or prospective assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge. In addition, in consultation with the Company, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about the closing date, size, type and purpose of the facilities contemplated by this Agreement to market data collectors and other service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Credit Documents and the Commitments. In addition, nothing in this Agreement prohibits a good faith reporting of possible violations of law or regulation to any governmental agency or entity or making other disclosure under whistleblower laws or regulations.

SECTION 10.12 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.13 [Reserved].

SECTION 10.14 USA PATRIOT Act. Each Bank hereby notifies the Company that pursuant to the requirements of the Patriot Act, such Bank may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with said Act.

SECTION 10.15 No Fiduciary Duty. The Administrative Agent, each Bank and their Affiliates (collectively, solely for purposes of this Section 10.15, the “Banks”), may have economic interests that conflict with those of the Company and its stockholders and/or affiliates. The Company agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Company, its stockholders or its affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Credit Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders or creditors or any other Person. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

SECTION 10.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.17 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Bank or any such Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company at the time existing under this Agreement or any other Credit Document to such Bank or its Affiliates, irrespective of whether or not such Bank or

Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Bank shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by the Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of set-off. The rights of each Bank and its Affiliates under this Section 10.17 are in addition to other rights and remedies (including any other rights of setoff) which such Bank or its Affiliates may have. Each Bank agrees to notify the Administrative Agent and the Company promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other loan notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 10.19 Posting of Communications.

(a) The Company agrees that the Administrative Agent may, but shall not be obligated to, make any communications available to the Banks by posting the communications on IntraLinks, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks and the Company hereby approves distribution of the communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(b) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH THE APPROVED ELECTRONIC PLATFORM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT EXCEPT TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF SUCH APPLICABLE PARTY.

(c) Each Bank agrees that notice to it (as provided in the next sentence) specifying that communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the communications to such Bank for purposes of the Credit Documents. Each Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(d) Each Bank and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies. Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

EQUITABLE HOLDINGS, INC.

By:	/s/ Peter Tian
Name:	Peter Tian
Title:	Treasurer

U.S. Federal Tax Identification No.: 90-0226248

1290 Avenue of the Americas
New York, NY 10104 Attention: Peter Tian, Treasurer

[EQH – Signature Page to Term Loan Agreement]

BANKS:

BARCLAYS BANK PLC, as Administrative Agent and as a Bank

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

To the Administrative Agent:
Barclays Bank PLC 400 Jefferson Park
Whippany, NJ 07981
Attention: Joan Arias
Telephone: + 1 (201) 499-9585
Email: joan.arias@barclays.com and ltmny@barclays.com and bdmagency@barclays.com

To the Administrative Agent with respect to Borrowing/Interest Election/Repayment Notices:
Barclays Bank PLC 400 Jefferson Park
Whippany, NJ 07981
Attention: Alex Elder
Telephone: + 1 (201) 499-9054
Email: Alex.elder@barclays.com with a copy to:
Email: 12145455230@tls.ldsprod.com

[EQH – Signature Page to Term Loan Agreement]

Schedule I

Commitments

Bank	Term Loan Facility (Amount)	Term Loan Facility (Percentage)
Barclays Bank PLC	$500,000,000	100%

TOTAL	$500,000,000	100%